Investor Relations Consulting Service Agreement

Between **Fox Petroleum Inc.**, (referred to as "**Fox Petroleum**")

Fox Petroleum Inc.
64 Knightsbridge
London SW17JF
England

and **Benaterra Communications Inc.** (referred to as "**Benaterra Communications**")

Benaterra Communications Inc.
708 11th Ave SW
Suite 240
Calgary AB
Canada
T2R0E4

Whereas **Fox Petroleum** desires to seek Corporate Communications representation in North America.

And, whereas Benaterra Communications desires to enter into a consulting service agreement to represent Fox Petroleum in North America in the following areas but not limited to: investor relations & corporate communications, identification of projects of interest, and basic project management consulting.

Now therefore, in consideration of the foregoing and legally binding mutual promises, the parties hereby agree to the following:

1. Benaterra Communications will provide such services for an initial period of 6 (six) months, beginning on the 1st of September 2008. Following the initial six-month period, the contract will continually and automatically be renewed for additional six month periods until it is terminated by either party, in writing, within 30 (thirty) days notice of a renewable date.

2. Benaterra Communications remuneration for the initial Term as agreed upon herein shall be USD $10,000 per month payable at the beginning of the month and within 10 days upon receipt of invoices.

3. Fox Petroleum will make a good faith effort to keep Benaterra Communications informed.

4. Fox Petroleum personnel will be available to representatives of Benaterra Communications Inc. for periodic updates (once per week), upon reasonable notice.

5. Benaterra Communications will keep Fox Petroleum informed by telephone, fax and/or email about its activities for Fox Petroleum behalf and other relevant matters.

Any other expenses not mentioned herein, such as commercial travel, courier services, package delivery, television or radio spots, road shows and others shall be paid separately upon advance approval by Fox Petroleum

6. Special Conditions

6.1. Benaterra Communications will abide by all securities regulations and laws of the Canadian, American and European authorities and Securities Commissions.

6.2. Benaterra Communications agrees that, without any express authorization from Fox Petroleum , neither it nor any affiliated persons will directly or indirectly disclose to any other person, firm or corporation, any confidential information, including, but not limited to concepts, ideas, procedures and future product development projects Benaterra Communications Inc. will be exposed to during the term of this Agreement, nor make available to others any documents, files or other papers concerning the business or financial affairs of the Corporation obligations under the Agreement.

7. This is the entire agreement between the parties. It may only be modified in writing with the mutual consent of both parties.

8. This Agreement shall be governed by the laws of Alberta, Canada.

On behalf of:

Benaterra Communications Inc.

By: /s/ Robert Birmingham

Robert Birmingham

Title: President
Date: September 1, 2008

Fox Petroleum Inc.

By: /s/ Alex Craven

Alex Craven

Title: Executive VP, Director
Date: September 1, 2008